Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RISKMETRICS GROUP, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, RiskMetrics Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:             The name of the Corporation is “RiskMetrics Group, Inc.”.  The name under which the Corporation was initially incorporated was “RMG Holdco, Inc.”

SECOND:        The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 27, 2006.  The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 11, 2007, and was amended on May 1, 2007.

THIRD:           This Second Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

FOURTH:       As so restated and integrated, this Second Amended and Restated Certificate of Incorporation (hereinafter, the “Certificate of Incorporation”) reads as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is RiskMetrics Group, Inc.

ARTICLE II

ADDRESS OF REGISTERED OFFICE;

NAME OF REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, New Castle County, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

A.            Authorized.  The total number of shares of all classes of stock which the Corporation has authority to issue is 250,000,000, consisting of (a) 200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.01 per share, to be issued from time to time with such rights, preferences and priorities as the Board of Directors shall designate; provided that such preferred stock shall not be used for anti-takeover purposes and shall not have super-majority voting rights.

B.            Consideration for Issuance.  The Corporation may, from time to time, issue and sell authorized shares of stock for consideration per share not less than the par value thereof, either in money, property or services, or for such other consideration, as permitted by law and as fixed by the Board.  All such shares of stock so issued shall be fully paid and nonassessable.

C.            Voting Rights.  The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to each matter voted on by the stockholders of the Corporation. There will be no cumulative voting.  Shareholders shall have the power, if the Bylaws so provide, to hold their meetings either within or without the State of Delaware.

D.            Liquidation Rights.  Subject to the rights of any outstanding preferred stock, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of stock shall be entitled to receive all remaining assets of the Corporation and such assets shall be distributed ratably among the holders of stock on the basis of the number of shares of stock held by each of them.  Neither the merger or consolidation of the Corporation with or into another corporation, nor the merger or consolidation of another corporation with or into the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, or the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

E.             Dividend Rights.  Dividends may be paid on the stock as and when declared by the board of directors of the Corporation. (the “Board”).

F.             No Preemptive Rights.  No holder of any shares of stock shall, as such holder, have any rights, preemptive or otherwise, to purchase, subscribe for or otherwise acquire any shares of stock, whether now or hereafter authorized, which at any time are offered for sale or sold by the Corporation.

ARTICLE V

DURATION

The Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

A.            Board of Directors.  The number of directors of the Corporation shall not be less than six (6), shall be fixed from time to time in the manner prescribed in the bylaws of the Corporation (the “Bylaws”) and may be altered from time to time as prescribed therein.

B.            Vacancies.  Vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and such newly elected director shall hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C.            Election.  The election of directors need not be by written ballot unless the Bylaws so require.

D.            Powers of the Board.  The Bylaws may contain provisions, not inconsistent with law or this Certificate of Incorporation, relating to the management of the business of the Corporation, the regulation of its affairs, the transfer of its stock, the qualifications, compensation and powers and duties of its directors and the time and place and the manner of calling the meetings of its stockholders and directors.

The Board may from time to time fix, determine and vary the amount of the working capital of the Corporation, may determine what part, if any, (i) of its surplus or (ii) in case there shall be no such surplus, of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year shall be declared as dividends and paid to the stockholders, may determine the time or times for the declaration and payment of dividends, the amount thereof and whether they are to be in cash, property or shares of the capital stock of the Corporation and may direct and determine the use and disposition of any surplus over and above the capital of the Corporation.

The Board shall, except as otherwise provided by law, this Certificate of Incorporation or the Bylaws, exercise the powers of the Corporation.

Pursuant to the Bylaws, one or more committees may be appointed from among the directors, to which may be delegated any of or all the powers and duties of the Board, to the full extent permitted by law.

Except as otherwise required by law, special meetings of stockholders may be called only by the Chairman of the Board, by the Lead Independent director (if one has been designated by the Board), by the Board pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation (as determined in accordance with the Bylaws) or by stockholders of the Corporation holding an aggregate of 10% of the outstanding voting capital of the Corporation.

The Board shall have the power, if the Bylaws so provide, to hold its meetings either within or without the State of Delaware, to have one or more offices in addition to the principal office in the State of Delaware, and to keep the books of the Corporation (subject to the provisions of the DGCL) outside the State of Delaware at such places as may from time to time be designated by it.

ARTICLE VII

BYLAWS

The stockholders of the Corporation shall have the power to adopt, amend or repeal the Bylaws.  The Board shall also have the power to adopt, amend or repeal the Bylaws except as specifically provided for in the Bylaw.

ARTICLE VIII

LIMITATION ON DIRECTOR LIABILITY

A.              No member of the Board shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, as amended from time to time, for liability: (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

B.              If the DGCL is amended after the approval of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

C.              Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation with respect to acts or omissions of such director prior to the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

A.            Indemnification of Authorized Representatives.  The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person was or is an authorized representative, or was or is a director, officer, employee or agent of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise, against all liability and loss suffered and expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with such proceeding.  The

Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board.

B.            Advancing Expenses.  The Corporation shall pay the expenses actually and reasonably incurred in defending a third party proceeding or corporate proceeding  in advance of the final disposition of such proceeding and within thirty (30) days of receipt by the secretary of the Corporation, if required by law, of an undertaking by or on behalf of the authorized representative to repay such amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified by the Corporation as authorized in this Article IX. The financial ability of any authorized representative to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance.

C.            Claims. If a claim for indemnification or payment of expenses (including attorney’s fees) under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

D.            Scope of this Article IX.  The indemnification of authorized representatives and advancement of expenses, as authorized by the preceding provisions of this Article IX, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

E.           Amendment or Repeal. Any repeal or modification of the provisions of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE X

BUSINESS COMBINATIONS

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now and hereafter prescribed by statute, and all rights conferred upon officer, directors and stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, having been duly adopted by the Board and the stockholders of the Corporation, has been executed this      day of             , 2008.

RISKMETRICS GROUP, INC.

By:
Name:
Title: